Exhibit 99.1

Press Release

Release Date: May 4, 2012	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND
QUARTER RESULTS

Philadelphia, Pennsylvania (May 4, 2012) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $84,000, or $.01 per diluted share for the quarter ended March 31, 2012 as compared to a net loss of $1.9 million, or $(0.20) per diluted share, for the quarter ended March 31, 2011.  For the six months ended March 31, 2012, the Company recognized net income of $488,000, or $0.05 per diluted share, as compared to a net loss of $2.0 million, or $(0.21) per diluted share for the comparable period in 2011.  The losses incurred for the three and six month periods in 2011 were due primarily to the establishment of substantial loan loss provisions in the second quarter of fiscal 2011 as collateral values related to two significant construction loans had declined substantially.

Tom Vento, President and Chief Executive Officer, stated “Although we are pleased that we have posted net income for four consecutive quarters, we are disappointed with our financial performance for the first six months of fiscal 2012 as we are continuing to battle a challenging real estate market in conjunction with a challenging interest rate environment in which our net interest margin continues to be compressed.  We also were adversely affected during the 2012 periods by  ongoing adjustments of certain deferred tax assets.”

At March 31, 2012, the Company had total assets of $499.8 million, an increase of $265,000 from $499.5 million at September 30, 2011.  The increase was primarily attributable to an increase of $8.1 million in cash and cash equivalents.  This increase was partially offset by a $4.6 million decrease in the investment and mortgage-backed securities portfolio as the proceeds from securities called during the first half of the fiscal year had not been fully reinvested as of March 31, 2012 as we continue to manage our exposure to interest rate risk.  The increase in assets was also partially offset by a $2.3 million decrease in the loan portfolio as principal reductions outpaced the amount of new loan originations.

Total liabilities decreased $591,000 to $441.5 million at March 31, 2012 from $442.1 million at September 30, 2011.  The decrease was primarily the result of a $1.5 million decrease in accounts payable and accrued expenses.  Also contributing to the decrease was a $1.4 million decrease in accrued interest related to certificates of deposit, as interest on such deposits is generally distributed at the end of the calendar year.  These decreases were offset by a $2.3 million increase in deposits.

Stockholders’ equity increased by $856,000 to $58.3 million at March 31, 2012 from $57.5 million at September 30, 2011.  The increase primarily reflected net income of $488,000 for the six months ended March 31, 2012.

Net interest income decreased $310,000 or 8.5% to $3.3 million for the three months ended March 31, 2012 as compared to $3.6 million for the same period in 2011.  The decrease reflected the effects of a $633,000 or 11.6% decrease in interest income partially offset by a $323,000 or 17.8% decrease in interest expense.  The decrease in interest income resulted from a 37 basis point decrease to 4.01% in the weighted average yield earned on interest-earning assets.  The weighted average yield primarily declined because investment securities were called and the proceeds were re-invested in securities bearing lower interest rates consistent with the current market, resulting in a 91 basis point decline in the yield on investment securities.  Also contributing to the decrease was a $16.7 million or 3.4% decrease in the average balance of interest-earning assets for the three months ended March 31, 2012, as compared to the same period in 2011.  The decrease in interest expense resulted primarily from a 22 basis point decrease to 1.37% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year. Also contributing to the decrease was a $18.9 million or 4.1% decrease in the average balance of interest-bearing liabilities for the three months ended March 31, 2012, as compared to the same period in 2011.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.  The decrease in the average balance of certificates of deposit was also the primary cause for the decrease in interest-earning assets as funds were used to fund deposit withdrawals as maturing certificates were allowed to run-off as part of the Company’s asset-liability management.

For the six months ended March 31, 2012, net interest income decreased $472,000 or 6.5% to $6.8 million as compared to $7.3 million for the same period in 2011. The decrease was due to a $1.3 million or 11.7% decrease in interest income partially offset by an $831,000 or 21.7% decrease in interest expense.  The decrease in interest income resulted primarily from a 34 basis point decrease to 4.09% in the weighted average yield earned on interest-earning assets.  Also contributing to the decrease was a $22.1 million or 4.4% decrease in the average balance of interest-earning assets.  The majority of the decline in the average yield reflected the 94 basis point decline in yield earned on the investment portfolio for the reasons described above.  The decrease in interest expense resulted from a 29 basis point decrease to 1.38% in the weighted average rate paid on interest-bearing liabilities.  Also contributing to the decrease was a $23.3 million or 5.1% decrease in the average balance of interest-bearing liabilities for the six months ended March 31, 2012, as compared to the same period in 2011.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.  The decrease in the average balance of certificates of deposit was also the primary cause for the decrease in interest-earning assets as funds were used to fund deposit withdrawals.

For the quarter ended March 31, 2012, the net interest margin was 2.77%, as compared to 2.92% for the same period in 2011.  For the six months ended March 31, 2012, the net interest margin was 2.83%, as compared to 2.90% for the same period in 2011.  The decrease in the net interest margin in the 2012 periods was primarily due to the shift in the relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the current periods with the Company not completing the re-investment of the proceeds during the 2012 periods.

The Company established a provision for loan losses of $100,000 for the quarter ended March 31, 2012 and $250,000 for the six month period ended March 31, 2012 as compared to $3.6 million and $4.2 million, respectively, for the comparable periods in 2011.  The higher level of provisions in the 2011 periods reflected primarily the decrease in the value of collateral securing two construction development projects.  At March 31, 2012, the Company’s non-performing assets totaled $14.8 million or 3.0% of total assets as compared to $14.9 million or 3.0% at September 30, 2011.  Non-performing assets at March 31, 2012 included $12.6 million in non-performing loans of which $11.1 million were one-to-four family residential loans, $950,000 were construction and land development loans and $602,000 were commercial real estate loans.  Included in non-performing one-to-four family residential loans were $7.6 million in troubled debt restructurings which are performing in accordance with the revised contractual terms of the loans but were placed on non-accrual at the time the restructuring was completed during the first quarter of fiscal 2011.  These troubled debt restructurings relate to a 133-unit completed condominium project in Philadelphia and consist of five loans.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.2 million.  The allowance for loan losses totaled $3.1 million, or 1.2% of total loans and 24.1% of non-performing loans at March 31, 2012.  The allowance for loan losses totaled $3.4 million, or 1.4% of total loans and 26.6% of non-performing loans at September 30, 2011.

Non-interest income amounted to $133,000 and $306,000 for the three and six month periods ended March 31, 2012, compared with $175,000 and $309,000 for the same periods in 2011.  The fluctuation in the three month period primarily related to a modest increase in the other than temporary impairment (“OTTI”) charges related to non-agency mortgage-backed securities received by the Company as a result of its redemption in kind of an investment in a mutual fund.

For the quarter ended March 31, 2012, non-interest expense increased $189,000 compared to the same period in the prior year, while non-interest expense increased $193,000 for the six month period ended March 31, 2012 compared to the same period in the prior year.  The increase for the three month period primarily related to increases in salaries and employee benefits.  The increases for the six month period was primarily due to increases in salaries and employee benefits and professional services, partially offset by decreases in FDIC deposit insurance premiums and advertising expenses.

The Company recorded an income tax expense for the quarter and six months ended March 31, 2012 of $273,000 and $494,000, respectively, compared to an income tax benefit of $740,000 and $325,000, respectively, for the quarter and six months ended March 31, 2011.  The tax expense/benefit was adversely impacted by the increase in the valuation allowance recognized in the periods related to the deferred tax asset for the capital loss carryforward created in connection with the redemption in kind referenced above.  The 2012 periods were also adversely affected by a tax adjustment associated with the Company’s stock benefit plans.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission at www.prudentialsavingsbank.com under the Investor Relations menu for financial and business information regarding the Company. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2012	2011
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$499,802	$499,537
Cash and cash equivalents	61,891	53,829
Investment and mortgage-backed securities:
Held-to-maturity	97,217	108,956
Available-for-sale	82,550	75,370
Loans receivable, net	238,231	240,511
Deposits	438,363	436,014
FHLB advances	551	570
Stockholders’ equity	58,308	57,452
Full service offices	7	7

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)

Selected Operating Data:
Total interest income	$4,813	$5,446	$9,796	$11,099
Total interest expense	1,493	1,816	3,007	3,838
Net interest income	3,320	3,630	6,789	7,261
Provision for loan losses	100	3,600	250	4,180
Net interest income after provision for loan losses	3,220	30	6,539	3,081
Total non-interest income	133	175	306	309
Total non-interest expense	2,996	2,807	5,863	5,670
Income (loss) before income taxes	357	(2,602)	982	(2,280)
Income tax expense (benefit)	273	(740)	494	(325)
Net income (loss)	$84	$(1,862)	$488	$(1,955)
Basic earnings (loss) per share	$0.01	$(0.20)	$0.05	$(0.21)
Diluted earnings (loss) per share	$0.01	$(0.20)	$0.05	$(0.21)

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.01%	4.38%	4.09%	4.43%
Average rate on interest-bearing liabilities	1.37%	1.59%	1.38%	1.67%
Average interest rate spread(2)	2.64%	2.79%	2.71%	2.76%
Net interest margin(2)	2.77%	2.92%	2.83%	2.90%
Average interest-earning assets to average interest-bearing liabilities	109.86%	108.96%	110.05%	109.27%
Net interest income after provision for loan losses to non-interest expense	107.48%	1.07%	111.53%	53.34%
Total non-interest expense to average assets	2.39%	2.17%	2.34%	2.17%
Efficiency ratio(3)	86.77%	73.77%	82.64%	74.90%
Return on average assets	0.07%	(1.44)%	0.20%	(0.75)%
Return on average equity	0.58%	(13.51)%	1.68%	(7.01)%
Average equity to average assets	11.61%	10.65%	11.58%	10.67%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2012	2011	2012	2011
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	5.30%	4.85%	5.30%	4.85%
Non-performing assets as a percentage of total assets(5)	2.96%	2.80%	2.96%	2.80%
Allowance for loan losses as a percentage of total loans	1.23%	1.26%	1.23%	1.26%
Allowance for loan losses as a percentage of non-performing loans	24.14%	26.68%	24.14%	26.68%
Net charge-offs to average loans receivable	0.77%	1.65%	0.47%	0.83%

Capital Ratio(4)
Tier 1 leverage ratio
Company	11.22%	10.19%	11.22%	10.19%
Bank	10.43%	9.37%	10.43%	9.37%
Tier 1 risk-based capital ratio
Company	27.07%	22.63%	27.07%	22.63%
Bank	25.16%	20.81%	25.16%	20.81%
Total risk-based capital ratio
Company	28.33%	23.88%	28.33%	23.88%
Bank	26.42%	22.06%	26.42%	22.06%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due, loans on non-accrual and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.